ACCOUNTS RECEIVABLE MANAGEMENT
                     AND SECURITY AGREEMENT


           This Accounts Receivable Management and Security Agreement is made as of ___________, 1997 by and between BNY FINANCIAL CORPORATION ("Lender"), having offices at 1290 Avenue of the Americas, New York, New York 10104 and Precision Standard, Inc. ("Precision"), having its principal place of business at 1225 17th Avenue, Suite 1800, Denver, Colorado 80202, also at 1943 North 50th Street, Birmingham, Alabama 35212, , Pemco Aeroplex, Inc. having its principal place of business at 1943 North 50th Street, Birmingham, Alabama
35212, Pemco World Air Services, Inc. having its place of business at 1225 17th Street, Suite 1800, Denver, Colorado, 80202 , Pemco Capital Corporation having its principal place of business at 1225 17th Street, Suite 1800, Denver, Colorado 80202, Hayes Holdings I Inc. having its principal place of business at 1943 North 50th Street, Birmingham, Alabama 35212,, Hayes Holdings II Inc. having its principal place of business at 1943 North 50th Street, Birmingham, Alabama
35212, Space Vector Corporation having its place of business at 17330 Brookhurst Street, Suite 150, Fountain Valley, CA 92708, , Pemco Nacelle Services, Inc. having its principal place of business at Hanger #3, St. Petersburg - Clearwater
Int'l Airport,  Clearwater, FL   34622, Pemco Air Services
System, Inc.,having its principal place of business at 1225 17th Avenue, Suite 1800, Denver, Colorado 80202 and Air International Incorporated having its place of business at Hanger #3, St. Petersburg - Clearwater Int'l Airport, Clearwater, FL 34622,(individually and collectively the "Borrower" or "Borrowers").

           WHEREAS, the Borrowers have requested that Lender make loans and advances available to Borrowers; and

           NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

           1.   (A)   GENERAL DEFINITIONS.  When used in this
Agreement, the following terms shall have the following meanings:

           "ADVANCE RATES" means the Inventory Advance Rate and the Receivables Advance Rate.

           "AFFILIATE" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the overall management and material policies of such Person whether by contract or otherwise.

           "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

           "ANCILLARY AGREEMENTS" means all agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of any Borrower or delivered to Lender and as to which Lender is a party or a beneficiary, relating to this Agreement or to the transactions contemplated by this Agreement.

           "BANK" means The Bank of New York.

           "BORROWING BASE CERTIFICATE" shall have the meaning set forth in Section 9.

           "BUSINESS DAY" means any day other than a day on which commercial banks in New York are authorized or required by law to close.

           "CHANGE OF OWNERSHIP" means (a) any transfer
(whether in one or more transactions) of ownership of not less than 50% of the common stock of any Borrower held by the Original Owners, provided, however that changes of Ownership shall not occur with respect to any transfer by an Original Owner to, or for the benefit of an Original Owner's immediate family (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of any Borrower held by any of the Original Owners is convertible or for which any such shares of the capital stock of any Borrower or of any other Person may be exchanged and any shares of common stock issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners), to a Person who is neither an Original Owner nor an Affiliate of an Original Owner or (b) any merger, consolidation or sale of substantially all of the property or assets of any Borrower.

           "CLOSING DATE" means the date set forth in the first paragraph of this Agreement or such other date as may be agreed upon by the parties hereto.

           "COLLATERAL" means and includes:

                (A)   all Inventory;

                (B)   all Equipment;

                (C)   all General Intangibles;

                (D)   all Receivables;

                (E) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by the Borrowers or in which it has an interest to the extent of such interest) which at any time evidence or contain information relating to (A), (B),
(C) and (D) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

                (F)   documents of title, policies and
certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B),
(C), (D) and (E) above;

                (G) all guaranties, liens on real or personal property, leases, and other agreements and property which in any way secure or relate to (A), (B), (C), (D), (E) and (F) above, or are acquired for the purpose of securing and enforcing any item thereof;

                (H) (i) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Lender for the account of any Borrower (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all present or future deposit accounts (whether time or demand or interest or non-interest bearing) of any Borrower with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

                (I)   all products and proceeds of (A), (B),
(C), (D), (E), (F), (G) and (H) above (including, but not limited to, all claims to items referred to in (A), (B), (C),
(D), (E), (F), (G) and (H) above) and all claims of any Borrowers against third parties (x) for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (A), (B),
(C), (D), (E), (F), (G) and (H) above and (y) proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

           "CONTRACT RATE" means an interest rate per annum equal to (i) Alternate Base Rate plus (ii) one and one-half of one percent (1.5%) provided, however, the Contract Rate shall not at any time be less than 6%.

           "CREDIT RISK" means the risk of loss resulting solely and exclusively from a Customer's financial inability to pay at maturity with respect to any Receivable purchased hereunder.

           "CURRENT ASSETS" at a particular date, means all cash, cash equivalents, accounts and inventory of the Borrowers and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrowers as at such date; provided, however, that such amounts shall not include (a) any amounts for any indebtedness owing by an Affiliate of any Borrower, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP,
(b) any shares of stock issued by an Affiliate of any Borrower, (c) the cash surrender value of any life insurance policy or (d) any assets which would be classified as intangible assets under GAAP.

           "CURRENT LIABILITIES" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrowers as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date,
(c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity of which is contested at such date (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period and (e) the amount of all outstanding Revolving Credit Advances.

           "CUSTOMER" means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

           "DEFAULT RATE" means a rate equal to two (2%) percent per annum in excess of the Contract Rate or the Overadvance Rate, whichever is then applicable.

           "DISPUTE" means any cause asserted for nonpayment of Receivables, including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

           "ELIGIBLE INVENTORY" means Inventory which Lender, in the reasonable exercise of its discretion applied in good faith, determines: (a) is subject to the security interest of Lender and is subject to no other liens or encumbrances whatsoever (other than Permitted Liens); (b) is in good condition and meets all legal regulations or requirements imposed by any governmental agency, or department or division thereof having regulatory authority over such Inventory, its use or sale including but not limited to the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (c) is currently either usable or salable in the normal course of any Borrower's business; and (d) is not determined by Lender, in the reasonable exercise of its discretion applied in good faith, to be ineligible for any other reason.

           "ELIGIBLE RECEIVABLES" means and includes each Receivable which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed to the extent of the Receivable then due; (b) is net of any return, rejection or repossession of the merchandise; (c) is net of any merchandise or services which have been rejected or disputed by the Customer and net of the amount of any offset, defense, counterclaim, or Dispute; (d) continues to be in full conformity with the representations and warranties made by Borrowers to Lender with respect thereto; (e) Lender is, and continues to be, in the exercise of its reasonable commercial judgment, satisfied with the credit standing of the Customer in relation to the amount of credit extended; (f) is documented by an invoice, contract or other legally enforeceable document (collectively referred to in this definition as an "invoice") in a form approved by Lender and shall not be unpaid more than ninety (90) days from invoice date nor more than sixty (60) days from due date; (g) less than 50% of the unpaid amount of invoices due from such Customer remain unpaid more than sixty (60) days from due date; (h) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of a Receivable;
(i) if the Customer is located outside of the United States, either (1) the goods which gave rise to such Receivable were shipped after receipt by Borrower from or on behalf of the Customer of an irrevocable letter of credit, assigned and delivered to Lender and confirmed by a financial institution acceptable to Lender and is in form and substance reasonably acceptable to Lender, payable in the full amount of the Receivable in United States dollars at a place of payment located within the United States or, (2) is secured by a perfected possessory mechanics lien in the aircraft, equipment, or parts for which the goods or services are being provided by Borrower and as to which Borrower's lien is subject to Lenders security interest and assignable to Lender and such Receivable is payable in U.S. Dollars; (j) such Receivable is not subject to any lien, other than Permitted Liens; (k) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Borrower; (l) is payable to Borrower; (m) does not arise out of a bill and hold sale prior to shipment and, if the Receivable arises out of a sale to any Person to which Borrower is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Receivable; (n) if the Receivable arises out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them, Borrower has so notified Lender, in writing, at the end of each calendar quarter in which any such contract was entered into and, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act at the time such contract is entered into or at the time of the creation of such Receivable; (o) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Borrower, or work, labor and/or services rendered by Borrower; and (p) is otherwise satisfactory to Lender as determined in good faith by Lender in the reasonable exercise of its discretion.

           "EQUIPMENT" means and includes all of Borrowers' now owned or hereafter acquired equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefore and all accessions thereto.

           "EVENT OF DEFAULT" means the occurrence of any of the events set forth in paragraph 18.

           "FEDERAL FUNDS RATE" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers of recognized standing selected by The Bank of New York.

           "FORMULA AMOUNT" shall have the meaning set forth in paragraph 2(b).

           "FUNDED DEBT" means the sum of the Obligations, the outstanding obligations of Borrowers to Bank of America NT & SA and the amount of any extensions of credit to the Borrowers by any other third parties, other than extensions of customary trade credit.

           "GAAP" means generally accepted accounting principles, practices and procedures in effect from time to time.

           "GENERAL INTANGIBLES" means and includes all of Borrowers' now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, Supplemental Type Certificates, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes and all other intangible property of every kind and nature.

           "HAZARDOUS SUBSTANCE" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous
Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

           "INCIPIENT EVENT OF DEFAULT" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

           "INVENTORY" means and includes all of Borrowers' now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrowers' business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

           "INVENTORY ADVANCE RATE" shall have the meaning set forth in the definition of Inventory Availability.

           "INVENTORY AVAILABILITY" means the amount of Revolving Credit Advances against Eligible Inventory Lender may from time to time during the Term make available to Borrowers up to the lesser of (a) $12,000,000.00 or (b) 40% ("Inventory Advance Rate") of the value of Borrowers' Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis).

           "LOANS" means the Revolving Credit Advances and all other extensions of credit hereunder.

           "MATURED FUNDS RATE" means the rate of interest, announced by Lender from time to time, as the rate applicable to matured funds, such rate to be adjusted automatically on the effective date of any change in such rate as announced by Lender.

           "MAXIMUM LOAN AMOUNT" means $20,000,000.00.

           "MAXIMUM REVOLVING AMOUNT" means $20,000,000.00.

           "NET FACE AMOUNT" of Receivables means the gross face invoice amount thereof, less returns, discounts (the calculation of which shall be reasonably determined by Lender in good faith where optional terms are given), anticipation or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

           "OBLIGATIONS" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrowers to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrowers to others which Lender in protecting its interests under this Agreement may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrowers are required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrowers' account or incurred by Lender in connection with Borrowers' account whether provided for herein or in any Ancillary Agreement.

           "ORIGINAL OWNERS" means Matthew L.Gold.

           "OVERADVANCE RATE" means a rate equal to one (1%) percent per annum in excess of the Contract Rate.

           "PERMITTED INDEBTEDNESS" shall mean the indebtedness of Borrower to third parties described on Schedule 12(m) hereof.

           "PERMITTED LIENS" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrowers in conformity with GAAP, (iii) liens in favor of Lender, (iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of Borrowers in conformity with GAAP, (v) liens for purchase money security interests granted in connection with the acquisition of Equipment and attaching only to the Equipment being acquired and no other property and (vi) liens specified on Schedule 1(A) hereto.

           "PERSON" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

           "PRIME RATE" means the prime commercial lending rate of The Bank of New York as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

           "RECEIVABLES" means and includes all of Borrowers' now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and Borrowers' rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Borrowers, all proceeds thereof and all files in which Borrowers have any interest whatsoever containing information identifying or pertaining to any of Borrowers' Receivables, together with all of Borrowers' rights to any merchandise which is represented thereby, and all Borrowers' right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

           "RECEIVABLES ADVANCE RATE" shall have the meaning set forth in the definition of Receivables Availability.

           "RECEIVABLES AVAILABILITY" means the amount of Revolving Credit Advances against Eligible Receivables which Lender may from time to time during the term of this Agreement make available to Borrowers up to 85% ("Receivables Advance Rate") of the amount of Borrowers' Eligible Receivables.

           "REPORTS" shall have the meaning set forth in
Section 14.

           "RETAINED GOODS" shall have the meaning set forth in
Section 8(h).

           "REVOLVING CREDIT ADVANCES" shall have the meaning set forth in paragraph 2(b).

           "SETTLEMENT DATE" means two (2) Business Days after the day on which the applicable Receivable is actually collected by Lender.

           "SUBORDINATED DEBT" means any debt subordinated to Lender upon terms and conditions satisfactory to Lender in its sole discretion.

           "SUBSIDIARY" of any Person means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

           "TANGIBLE NET WORTH" at a particular date means (a) the aggregate amount of all assets of Borrowers as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of the Borrowers.

           "TERM" means the Closing Date to the third anniversary of the Closing Date in the year 2000 subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

           "TOTAL LIABILITIES" at a particular date means all Indebtedness of Borrowers as at such date.

           "WORKING CAPITAL" at a particular date means the excess, if any, of Current Assets over Current Liabilities at such date.

           (B) ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

           (C) OTHER TERMS. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

           2.   LOANS.

           (a) Lender shall not assume the Credit Risk on any Receivables.,

           (b) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender shall make revolving credit advances (the "Revolving Credit Advances") to Borrowers from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) the Maximum Revolving Amount or (y) an amount equal to the sum of:

                (i)   Receivables Availability, plus

               (ii)   Inventory Availability, minus

              (iii)   such reserves as Lender may in its sole
and absolute discretion deem proper and necessary from time to time.

      The sum of 2(b)(i), plus (ii) minus (iii) shall be referred to as the "Formula Amount". In this regard, Borrowers agree that they shall submit a Borrowing Base
Certificate to Lender, in form and substance and with such frequency, as more fully described in Section 9 below, to include such calculations, in each instance that Lender may deem necessary or desirable in order to verify whether
Borrowers are in compliance with the preceding limitations pertaining to Revolving Credit Advances.

           (c) Notwithstanding the limitations set forth above, Lender retains the right to lend Borrowers from time to time such amounts in excess of such limitations as Lender may determine in its sole discretion.

           (d) If any Borrower does not pay any interest, fees, costs, charges or commissions to Lender when due, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, charges or commissions.

           (e)  Any sums expended by Lender due to any
Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

           (f) Lender will account to Borrowers monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrowers in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

           (g) During the Term, Borrowers may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

           (h) The aggregate balance of Loans outstanding at any time shall not exceed the Maximum Loan Amount. The aggregate balance of Revolving Credit Advances outstanding at any time shall not exceed the Formula Amount except as Lender may permit in accordance with Section 2(c) above.

           3.   REPAYMENT OF LOANS.

                Borrowers shall be required to (i) make a mandatory prepayment hereunder on demand (except that no demand need be made if any Borrower voluntarily files, or is the subject of an involuntary filing, for relief under any Chapter of the United States Bankruptcy Code) at any time that the aggregate outstanding principal balance of the Loans made by Lender to Borrowers hereunder is in excess of the Maximum Loan Amount or the Formula Amount in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender to Borrowers hereunder together with accrued and unpaid interest, fees, charges and commissions and (y) all other amounts owed Lender under this Agreement and the Ancillary Agreements.

                4. PROCEDURE FOR REVOLVING CREDIT ADVANCES. Each of the Borrowers appoint Precision as its agent and attorney-in-fact to request and receive any Revolving Credit Advances under this Agreement and to execute on behalf of each of them any and all documents, amendments, reports, schedules, waivers and agreements pertaining to, or in connection with, this Agreement or any of the Ancillary Agreements. Any Revolving Credit Advance shall be made to the account of the Borrowers as requested by Precision as agent in accordance with their requests to Precision in such regard. Precision may by written notice request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time on the day such
Advance is requested .   All Revolving Credit Advances shall
be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrowers' to Lender, shall be charged to the Borrower's account on Lender's books. The proceeds of each Revolving Credit Advance made by the Lender shall be made available to the Borrowers on the day so requested by way of credit to the Borrowers' operating account maintained with such bank as Borrowers designated to Lender. Any and all Obligations then due and owing hereunder may be charged to Borrowers' account and shall constitute Revolving Credit Advances.

           5.   INTEREST; FEES; COMMISSIONS.

           (a)  Interest.

           (i) Except as modified by paragraph 5(a)(iii) below, interest on Revolving Credit Advances shall be payable in arrears on the last day of each month. Interest payments hereunder may, at Lender's option be charged by Lender to Borrowers' account. Interest charges shall be computed on the unpaid balance of the Revolving Credit Advances for each day they are outstanding at a rate per annum equal to with respect to Revolving Credit Advances, the Contract Rate. In the event the aggregate amount of Revolving Credit Advances exceeds the Formula Amount for five (5) or more days in any month during the Term, the average daily balance of Revolving Credit Advances in that month shall bear interest at the Overadvance Rate.

          (ii) Interest shall be computed on the basis of actual days elapsed over a 360-day year.

         (iii) Upon the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

          (iv) Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrowers.

           (v) Borrowers shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary
Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

           (vi) Upon receipt of the Borrowers' audited year end financial statements, for fiscal year ending 1997 and each fiscal year thereafter, the Contract Rate shall be reduced, by the number of basis points and on the circumstances as set forth in the next sentence in this paragraph below, for the balance of any such fiscal year, remaining after receipt of such year end financial statement, through the date the next fiscal year end statement is delivered or required under this Agreement to be delivered (whichever is earlier) by Borrowers to Lender. The reduction of the Contract Rate referred to in the sentence above shall be equal to the number of basis points corresponding to the ratio of Borrower's Funded Debt to EBITDA ratio shown below:

           FUNDED DEBT/EBITDA              BASIS POINT REDUCTION

             2.80 or greater:  1                 0 basis points
             from 2.0 up to 2.79 : 1            25 basis points
             from 1.5  up to 1.99 : 1           50 basis points
             1.49 or less to 1                  75 basis points

Notwithstanding the foregoing in no event shall the Contract Rate be reduced to a rate less than the Alternate Base Rate plus three quarters of one percent (3/4%), nor shall any rate reduction be in effect during the existence of or following the occurrence of an Event of Default.

                      (b)  Fees.

           (i) CLOSING FEE. Upon execution of this Agreement by Borrowers and Lender, Borrowers shall pay to Lender a closing fee in an amount equal to $250,000.00

         (ii) UNUSED LINE FEE. In the event the average closing daily unpaid balances of all Revolving Credit Advances hereunder during any calendar month is less than the Maximum Revolving Amount, Borrowers shall pay to Lender a fee at a rate per annum equal to one-half of one percent (.5%) on the amount by which the Maximum Revolving Amount exceeds such average daily unpaid balance. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month.

          (iii) COLLATERAL MONITORING FEE. Borrowers shall pay to Lender a monthly Collateral Monitoring Fee of $10,000.00 and in addition upon Lender's performance of any collateral monitoring namely any field examination, collateral analysis or other business analysis, the need for which is to be reasonably determined by Lender and which monitoring is undertaken by Lender or for Lender's benefit, a per diem amount equal to Lender's then standard rate per person, for each person employed to perform such monitoring together with all costs, disbursements and expenses incurred by the Lender and the person performing such collateral monitoring shall be charged to Borrower's account.

           (c)  INCREASED COSTS.  In the event that any
applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 5(c), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

           (i)  subject Lender to any tax of any kind
whatsoever with respect to this Agreement or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

          (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

         (iii) impose on Lender any other condition with respect to this Agreement or any Ancillary Agreements;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Loans hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any case Borrowers shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

           (d)  CAPITAL ADEQUACY.

           (i) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender would have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrowers shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

          (ii) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 5(d) hereof when delivered to Precision shall be conclusive absent manifest error.

           (e) MATURED FUNDS. On the last day of each month during the Term, Lender shall credit Borrowers' account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by Lender to Borrowers hereunder which are not drawn by Precision as agent for Borrowers on the Settlement Date.

           6.   SECURITY INTEREST.

           (a) To secure the prompt payment to Lender of the Obligations, Borrowers hereby assign, pledge and grant to Lender a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial
Code). All of the Borrowers' ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Lender, be kept by Borrowers in trust for Lender until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrowers shall be deemed to include the foregoing grant, whether or not the same appears therein.

           (b)  Lender may file one or more financing
statements disclosing Lender's security interest in the Collateral without Borrower's signature appearing thereon or Lender may sign on Borrower's behalf as provided in paragraph 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrowers will immediately deliver such instrument to Lender appropriately endorsed.

           7. REPRESENTATIONS CONCERNING THE COLLATERAL. Each Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

           (a) all the Collateral (i) is owned by Borrowers free and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Lender's favor and (B) Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest;

           (b) all Receivables known to Borrower (i) represent complete (to the extent of the percentage of the work for which the payment is due) bona fide transactions which require no further act under any circumstances on Borrower's part to make such Receivables payable by Customers, (ii) to the best of Borrower's knowledge, are not subject to any present, future or contingent Disputes which are not disclosed to Lender; (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of Borrowers which are not disclosed to Lender;
(iv) included in any Borrowing Base Certificate as an Eligible Receivable meets all criteria specified in the definition of Eligible Receivables, except as may otherwise be specifically disclosed in such Borrowing Base Certificate or as otherwise theretofore disclosed in writing to Lender; and (v) Borrowers have no knowledge of any fact or circumstance not disclosed to Lender in the pertinent Borrowing Base Certificate or otherwise in writing, which would impair the validity or collectibility of any Receivable and that all documents in connection with each Receivable are genuine.

           (c) in the event any amounts due and owing from any account debtor to Borrower on any Eligible Receivable shall become subject to any Dispute, or to any other adjustment in excess of $100,000.00 otherwise permitted to be made in accordance with the terms and provisions hereof in the ordinary course of business and prior to the occurrence of an Event of Default hereunder, Borrower agrees that it shall, at the time of the submission of the next Borrowing Base Certificate required to be delivered to Lender immediately following the date on which Borrower learns thereof, provide Lender with notice thereof. Borrower further agrees that it shall also notify Lender promptly of all returns and credits in excess of $75,000.00 in respect of any Receivables included within a Borrowing Base Certificate, which notice shall specify the Receivables affected.

           8. COVENANTS CONCERNING THE COLLATERAL. During the Term, Borrowers covenant that they shall:

           (a) not dispose of any of the Collateral whether by sale, lease or otherwise except for (i) the sale of Inventory in the ordinary course of business, and (ii) the disposition or transfer of obsolete and wornout Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $100,000.00 and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender's first priority security interest or (y) the proceeds of which are remitted to Lender in reduction of the Obligations;

           (b) not encumber, mortgage, pledge, assign or grant any security interest in any Collateral or any of Borrowers' other assets to anyone other than Lender except for Permitted
Liens;

           (c) place notations to the extent required by GAAP and as required by the Securities and Exchange Commission upon Borrowers' books of account and any financial statement prepared by Borrower to disclose Lender's security interest in the Collateral;

           (d) defend the Collateral against the claims and demands of all parties;

           (e)  keep and maintain the Equipment in good
operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property;

           (f) not extend the payment terms of any Receivable without prompt notice thereof to Lender;

           (g) perform all other steps requested by Lender to create and maintain in Lender's favor a valid perfected first security interest in all Collateral except for Permitted
Liens; and

           (h) Borrowers shall promptly provide Lender with duplicate originals of all credits which Borrowers issue to their Customers and immediately notify Lender of any Disputes. Borrowers shall settle all Disputes at no cost or expense to Lender. Should Lender so elect, upon the occurrence and during the continuance of any Event of Default, Lender may at any time in its discretion (i) withdraw Borrowers' authority to issue credits to its Customers without Lender's prior written consent; (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Lender; or
(iii) direct Borrowers to set aside and identify as Lender's property any returned or repossessed merchandise or other goods which by sale resulted in Receivables theretofore assigned to Lender ("Retained Goods"). All Retained Goods (and the proceeds thereof) shall be (A) held by Borrowers in trust for Lender as Lender's property, (B) subject to Lender's security interest hereunder and (C) disposed of only in accordance with Lender's express written instructions.

           9.   COLLECTION AND MAINTENANCE OF COLLATERAL AND
RECORDS.

           Lender may at any time verify Borrowers' Receivables utilizing an audit control company or any other agent of Lender. Lender or Lender's designee may after the occurrence and during the continuance of an Event of Default notify Customers, at any time at Lender's sole discretion, of Lender's security interest in Receivables, collect them directly and charge the collection costs and expenses to Borrowers' account, but, unless and until Lender does so or gives Borrowers other instructions, Borrowers shall instruct all of its Customers to make payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate, as provided by the terms of Section 23. To the extent Borrowers receive any payments on account of Receivables, they shall hold such payments for Lender's benefit in trust as Lender's trustee and immediately deliver them to Lender in their original form with all necessary endorsements or, as directed by Lender, deposit such payments as directed by Lender pursuant to Section 22 hereof. Lender will credit (conditional upon final collection) all such payments to Borrower's account on the Settlement Date. Borrowers shall provide Lender on a weekly basis (or more frequently as may be reasonably requested by Lender) with schedules describing all Receivables created or acquired by Borrowers, but Borrowers' failure to execute and deliver such schedules of Receivables shall not affect or limit Lender's security interest or other rights in and to the Receivables. Borrowers shall furnish, at Lender's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as Lender may require. All of Borrowers' invoices (to the extent such are issued) shall either reference, or bear the terms stated on, the applicable customer order, contract, or other requests by customer for goods or services (referred to in this section as a "Customer Order"), and no change from the original terms of such Customer Order shall be made without the prior written consent of Lender. Borrowers shall provide Lender on a monthly (within ten (10) days after the end of each month), or more frequent basis, as reasonably requested by Lender, a summary report of Borrowers' current Inventory, certified as true and accurate by Borrowers' President, Vice President of Finance, Chief Financial Officer or other senior executive officer , as well as an aged trial balance of Borrowers' existing accounts payable. Borrowers shall provide Lender, as requested by Lender, such other schedules, documents and/or information regarding the Collateral as Lender may require. Without limiting the foregoing, Borrowers shall provide to Lender a borrowing base certificate at least once daily("Borrowing Base Certificate"), which must be in form and substance acceptable to Lender and which Borrowing Base Certificate shall certify to Lender, and shall contain sufficient information and calculations as Lender may deem necessary or desirable, in order to verify any Receivables Availability, Inventory Availability, the applicable Formula Amount and whether or not Receivables and/or Inventory included therein are Eligible Receivables and/or Eligible Inventory. Without limiting the foregoing, a Borrowing Base Certificate must be executed and delivered by Borrowers to Lender at the time of or prior to each request for Revolving Credit Advances pursuant to Section 4. Each such Borrowing Base Certificate shall be delivered to Lender at its office described in Section 25 below, on each relevant Business Day.

           10. INSPECTIONS. At all times during normal business hours and after at least one Business Days notice (unless there exists an Event of Default or Incipient Event of Default in which event no notice shall be necessary), Lender shall have the right subject to any applicable governmental prohibitions or restrictions on access to facilities to (a) visit and inspect Borrower's properties and the Collateral,
(b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrowers' principal officers, and independent accountants, Borrowers' business, assets, liabilities, financial condition, results of operations and business prospects. Borrowers will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for Borrowers.

           11. FINANCIAL INFORMATION. Borrowers shall provide Lender (a) as soon as available, but in any event within ninety (90) days after the end of each of Borrowers' fiscal years, Borrowers' balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and statement of cash flow for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, which shall have been reported on by independent certified public accountants who shall be satisfactory to Lender and shall be accompanied by an unqualified audit report issued by such independent certified public accountants; (b) as soon as available, drafts of Borrowers' balance sheet as at the end of each of Borrowers' fiscal years and the related statements of income, retained earnings and statement of cash flow for such fiscal year, which have been internally prepared by Borrowers; (c) as soon as available, but in any event within thirty (30) days after the close of each month and within 45 days after the close of each quarter, the balance sheet as at the end of such month and quarter and the related statements of income, retained earnings and changes in statement of cash flow for such month and quarter, which have been internally prepared by Borrowers. All financial statements required under (a), (b) and (c) above shall be prepared in accordance with GAAP, subject to year end adjustments in the case of monthly and quarterly statements. Together with the financial statements furnished pursuant to
(a) above, Borrowers shall deliver a certificate of Borrowers' certified public accountants addressed to Lender stating that
(i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to (a), (b) and (c) above, a certificate of Precision's President, Vice President of Finance, Chief Financial Officer or other senior executive officer shall be delivered to Lender stating that, based on an examination sufficient to enable him to make an informed statement that to their knowledge, no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such event. If any internally prepared financial information, including that required under this paragraph, is unsatisfactory in any manner to Lender, Lender may request that Borrowers' independent certified public accountants review same.

           In addition to the foregoing financial statements, Borrowers shall furnish Lender no less than thirty (30) days prior to the beginning of each fiscal year commencing with fiscal year 1998, a month by month projected operating budget and cash flow for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Precision's President, Vice President of Finance Chief Financial Officer or other senior executive officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

           12. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants that:

           (a) Each Borrower is a corporation duly organized and validly existing under the laws of its respective State of incorporation set forth in Schedule 12(a) and duly qualified and in good standing in every other state or jurisdiction in which the failure to do so would have a material adverse effect on Borrower's business.;

           (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower's certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower's corporate powers;

           (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

           (d) it keeps and will continue to keep all of its books and records concerning the Collateral at Borrower's executive offices located at the address set forth in the introductory paragraph of this Agreement or at such other locations as are listed on Schedule 12(d) and will not move such books and records without giving Lender at least thirty
(30) days prior written notice;

           (e)  (i)   the operation of Borrower's business is
and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations.

               (ii) Borrower will maintain a system to assure and monitor continued compliance with all applicable environmental laws, which system shall include periodic reviews of such compliance.

              (iii) in the event the Borrower obtains, gives or receives notice of any release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any environmental laws affecting its property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then the Borrower shall, within five (5) Business Days, give written notice of same to the Lender detailing facts and circumstances of which the Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Lender of the status of the matter. Such information is to be provided to allow the Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

               (iv) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all action reasonably necessary in order to safeguard the health of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any environmental laws, the Lender may, but without the obligation to do so, for the sole purpose of protecting the Lender's interest in Collateral: (A) give such notices or (B) enter onto Borrower's property (or authorize third parties to enter onto such property) and take such actions as the Lender (or such third parties as directed by the Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Credit Advances shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender and Borrower.

               (v) Borrower shall defend and indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by the Lender under or on account of any environmental laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any hazardous substances affecting Borrower's property, whether or not the same originates or emerges from Borrower's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Lender. The Borrower's obligations under this paragraph 12(e) shall arise upon the discovery of the presence of any Hazardous Substances on the Borrower's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any hazardous substances. The Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                    (vi)   For purposes of paragraph 12(e) all
references to Borrower's property shall be deemed to include all of Borrower's right, title and interest in and to all owned and/or leased premises;

           (f) based upon the Employee Retirement Income Security Act of 1974 ("ERISA"), and the regulations and published interpretations thereunder: (i) Borrower has not engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code, as amended; (ii) Borrower has met all applicable minimum funding requirements under paragraph 302 of ERISA in respect of its plans; (iii) Borrower has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) Borrower has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) Borrower has not withdrawn, completely or partially, from any multiemployer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

           (g) it is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

           (h) there is no pending or to Borrowers' knowledge threatened litigation, actions or proceeding which involve the possibility of materially and adversely affecting the Borrower's business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

           (i) all balance sheets and income statements which have been delivered to Lender fairly, accurately and properly state Borrower's financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in Borrower's financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect Borrower's financial condition;

           (j) (x) it possesses all of the material licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business, (y) Borrower has received no notice of a claim of violation or infringement with respect thereof which has not been resolved without any material adverse effect on Borrower and (z) all such licenses, patents, copyrights, trademarks, tradenames and permits are listed on
Schedule 12(j);

           (k) it will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it; unless they are contested in good faith provided such charges or levies have not become liens which are superior to that of Lender in any of the Collateral on any of Borrowers' assets and provided Borrowers maintain reserves sufficient to fully pay such charges or levies and all interest thereon.

           (l)  it will promptly inform Lender in writing of:
(i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower's certificate of incorporation or by-laws; (iii) any change in Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or would have a materially adverse effect on Borrower; (iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default of which Borrower is aware, under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower's properties may be bound which would have a material adverse effect on Borrower's business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's executive offices; (vii) any change in the location of Borrower's Inventory or Equipment from the locations listed on
Schedule 12(l) attached hereto, (viii) any change in Borrower's corporate name; (ix) any material delay in Borrower's performance of any of its obligations to any Customer and of any assertion of any material claims, offsets, counterclaims or Disputes by any Customer and of any allowances, credits and/or other monies granted by it to any Customer; (x) furnish to and inform Lender of all material adverse information known to Borrower relating to the financial condition of any account debtor of a material nature; and (xi) any material return of goods;

           (m) it will not except as otherwise permitted by the Agreement (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt, Indebtedness secured by Permitted Liens, or Permitted Indebtedness) whether secured or unsecured other than Borrower's indebtedness to Lender and as set forth on Schedule 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend (except as may be permitted to be paid to Bank of America under the provisions of a subordination agreement between Bank of America and Lender) or distribution, make any payment or otherwise apply any of its funds, property or assets, to or for the benefit of any stockholder, and/or Affiliate of Borrower (other than customary salaries and bonuses to individuals who are employed by a Borrower and intercompany dividends, distributions, and payments by and among Borrowers), including without limitation in respect of the purchase, redemption or other retirement of any common or preferred stock of any Borrower; (iii) directly or indirectly, prepay any indebtedness (other than to Lender or to realize trade discounts, or to Bank of America, but only to the extent as may be permitted to be paid to Bank of America under the provisions of a subordination agreement between Bank of America and Lender), or repurchase, redeem, retire or otherwise acquire any indebtedness of Borrower; (iv) makes advances, loans or extensions of credit (other than the extension of ordinary and customary trade credit to customers) to any Person, except in the ordinary course of business, and as may be outstanding on the date of this Agreement, in an amount not to exceed an aggregate of $50,000.00 at any one time outstanding; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement except for the endorsement of checks in the ordinary course of business or guaranty thereof or otherwise;
(vi) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or stock of any Person (except for the purchase of inventory and equipment in the ordinary course of business as otherwise permitted hereunder) or permit any other Person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement; (viii) materially change the nature of the business in which it is presently engaged; (ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (x) enter into any transaction with any Affiliate other than another Borrower, except in ordinary course on arms length terms; or (xi) bill Receivables under any name except the present name of the Borrower; (xii) sell, transfer or lease or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

           (n)  all financial projections of Borrower's
performance prepared by Borrowers or at Borrowers' direction and delivered to Lender will represent, at the time of delivery to Lender, Borrowers' best estimate of Borrowers' future financial performance and will be based upon assumptions which are reasonable in light of Borrowers' past performance and then current business conditions;

           (o) Borrowers will not make capital expenditures in any fiscal year an amount in excess of $3,000,000 in the aggregate;

           (p) Borrowers shall not at any time permit their Working Capital to be less than the dollar amounts set forth below during the corresponding dates set forth below:

           Date                       Amount

           9/30/97                    $  550,000
           12/31/97                   $4,500,000
           3/31/98                    $6,500,000
           6/30/98                    $7,000,000
           9/30/98                    $7,500,000
           12/31/98                   $8,000,000
           and at each end a
           calendar quarter thereafter

      (q) Borrowers shall cause to be maintained at all times a ratio of Total Liabilities to Tangible Net Worth of not greater than the ratios set forth below on the corresponding dates set froth below:

           Date                       Ratio

           9/30/97                    12:1
           12/31/97                   5.5:1
           3/31/98                    4.5:1
           6/30/98                    4.0:1
           9/30/98                    3.75:1
           12/31/98                   3.5:1
           3/31/99                    3.25:1
           6/30/99                    3.0:1
           and at the end of each
           calendar quarter thereafter

           (r) Borrowers shall not sustain two consecutive quarters of net after tax losses, and Borrowers shall not sustain a net after tax loss in any single quarter in excess of $500,000.

           (s) Borrower shall maintain a Tangible Net Worth, inclusive of indebtedness which is subordinated to Lender on terms satisfactory to Lender, less 20% of the dollar amount of any capital injections made to Borrowers, which are made subsequent to the date hereof of no less than the amounts set forth below on the corresponding dates set forth below:

           Date                       Amount

           9/30/97                    $ 4,300,000
           12/31/97                     8,800,000
           3/31/98                     11,500,000
           6/30/98                     12,000,000
           9/30/98                     12,500,000
           12/31/98                    13,000,000
           3/31/99                     13,500,000
           6/30/99                     14,000,000
           9/30/99                     14,500,000
           12/31/99                    15,000,000
           3/31/00                     15,500,000
           and at the end of each
           calendar quarter thereafter

           (t) none of the proceeds of the Loans hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect; and

           (u) it will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Lender, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Lender with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee and providing that as to Lender the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Lender with at least thirty (30) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Lender (and if another person other than Borrower has an interest in the property which is subject to such loss then jointly with such person to the extent of their interest) and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Upon the occurrence and during the continuance of an Event of Default Lender is hereby authorized to adjust and compromise claims. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand.

           (v) it shall not purchase or acquire obligations or stock of, or any other interest in, or make any investment in any entity, except (A) obligations issued or guaranteed by the United States of America or any agency thereof, (B) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (C) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and (D) U.S. money market funds that invest solely in obligations issued or guaranteed by the United
States of America or an Agency thereof, and (E) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating).

           13. POWER OF ATTORNEY. Borrowers hereby appoint Lender or any other Person whom Lender may designate as Borrowers' attorney, with power to: (i) endorse each Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession; (ii) sign each Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and continuation of an Event of Default which has prompted Lender to exercise its remedies as a secured Lender and the commencement of the liquidation by Lender of the Collateral, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and to receive, open and dispose of all mail addressed to Borrower. Borrowers hereby ratify and approve all acts of the attorney taken in good faith. Neither Lender nor the attorney will be liable for any acts or omissions other than for gross negligence or willful misconduct or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Lender or in which Lender has a security interest remains unpaid and until the Obligations have been fully satisfied.

           14. EXPENSES. Borrowers shall pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrowers shall also pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Lender's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender's security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, and (d) any consultations in connection with any of the foregoing. Borrowers shall also pay Lender's then standard price for furnishing Borrowers or its designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrowers or their designees, other than reports of the kind furnished to Borrowers and Lender's other borrowers on a regular, periodic basis in the ordinary course of Lender's business. Borrowers shall also pay Lender's customary bank charges, including, without limitation, all wire transfer fees incurred by Lender, for all bank services performed or caused to be performed by Lender for Borrowers at Borrowers' request. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrowers to Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrowers and Lender which Lender is or may be required to withhold or pay, Borrowers agree to indemnify and hold Lender harmless in respect of such taxes, and Borrowers will repay to Lender the amount of any such taxes which shall be charged to Borrower's account; and until Borrowers shall furnish Lender with indemnity therefor (or supply Lender with evidence satisfactory to it that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower's credit and Lender shall retain its security interests in any and all Collateral. Borrowers hereby acknowledge that Lender shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between a Borrower and any other Person and Borrowers hereby indemnify and hold Lender harmless with respect thereto, which indemnity shall survive termination of this Agreement.

           15. ASSIGNMENT. Lender may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Lender's rights with respect thereto. Upon such transfer, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant. Borrowers agree that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation. Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender, and no such assignment or transfer of any such obligation shall relieve Borrowers thereof unless Lender shall have consented to such release in a writing specifically referring to the obligation from which Borrowers are to be released.

           16. WAIVERS. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

           17.  TERM OF AGREEMENT.   This Agreement shall
continue in full force and effect until the expiration of the Term. The Term shall be automatically extended for successive periods of one (1) year each unless either party shall have provided the other with a written notice of termination, at least ninety (90) days prior to the expiration of the initial Term or any renewal Term. The Borrowers may terminate this Agreement at any time upon ninety (90) days' prior written notice ("Termination Date") upon payment in full of the Obligations (including without limitation the unpaid balance through the end of the Term of the Unused Line Fee and during the first year of the Term 100% of the balance of the Collateral Monitoring Fee during the second year of the Term 50% of the balance of the Collateral Monitoring Fee and thereafter none of the remaining balance of the Collateral Monitoring Fee); provided, that Borrowers pay an early termination fee in an amount equal to the Required Percentage of the Maximum Revolving Advance Amount. For the purposes hereof, Required Percentage shall mean (a) 3% from the Closing Date through the day preceding the first anniversary of the Closing Date and (b) 2% from the first anniversary of the Closing Date through the day preceding the second anniversary of the Closing Date and (c) 1% from the second anniversary or any subsequent anniversary of the Closing Date through the date preceding the third or any subsequent anniversary of the Closing Date except that in the event that Lender invokes the provisions of Sections 5(c) or 5(d) of this Agreement such that the costs to Borrower are materially increased as a result thereof, and Borrowers are able to obtain comparable financing from a reputable financial institution, who is not subject to such provisions, on terms which are more favorable to Borrowers then those which are provided by Lender, then in such event should Borrowers terminate this Agreement with Lender prior to the end of a Term in accordance with the provisions of this Agreement under such circumstances the Required Percentage shall be zero.

           18. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default:

           (a)  failure to make payment of any of the
Obligations when required hereunder within 3 Business Days of when due;

           (b) failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrowers' books;

           (c) failure to perform under and/or committing any breach of this Agreement not otherwise referred to in this
Section 18 or under any Ancillary Agreement or any other agreement between Borrowers and Lender which is not cured within 10 days of notice to Borrowers provided however that if such default is cureable but cannot be reasonably cured within 10 days and Borrower is proceeding diligently to effect such cure then such greater time period as may be reasonably required to accomplish such cure, provided however such additional period for a cure shall not be allowed if such default has a material adverse effect on the business or business prospects of Borrower or a material adverse effect on the value, integrity or safety of the Collateral;

           (d) occurrence of a default by any Borrower under any agreement to which such Borrower is a party with third parties which has a material adverse affect upon Borrowers' business, operations, property or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

           (e) any representation, warranty or statement made by Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

           (f) an attachment or levy is made upon any of Borrower's assets having an aggregate value in excess of $100,000, or a judgment is rendered against Borrowers or any of Borrowers' property involving a liability of more than $100,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

           (g) any change in any Borrowers condition or affairs (financial or otherwise) which in Lender's reasonable opinion impairs a material portion of the Collateral or materially impairs the ability of Borrowers to perform their Obligations;

           (h)  any lien created hereunder or under any
Ancillary Agreement upon the Collateral for any reason ceases to be or is not a valid and perfected lien having a first priority interest;

           (i) if any Borrower or Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

           (j) if any Borrower shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

           (k) any Subsidiary shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors,
(iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, (viii) take any action for the purpose of effecting any of the foregoing;

           (l) any Borrowers directly or indirectly sell assign, transfer, convey, or suffer or permit to occur any sale, assignment, transfer or conveyance of any assets of Borrowers or any interest therein, except as permitted herein;

           (m) any Borrower fail to operate in the ordinary course of business;

           (n) a default by an Borrower in the payment, of any principal of or interest on any indebtedness for money borrowed which would permit acceleration of such indebtedness whether or not such indebtedness is actually accelerated;

           (o)  if any Guarantor attempts to terminate,
challenges the validity of, or its liability under any Guaranty Agreement or Guarantor Security Agreement;

           (p) should any Guarantor default in its obligations under any Guaranty Agreement or any Guarantor Security Agreement or if any proceeding shall be brought to challenge the validity, binding effect of any Guaranty Agreement or any Guarantor Security Agreement, or should any Guarantor breach any representation, warranty or covenant contained in any Guaranty Agreement or any Guarantor Security Agreement or should any Guaranty Agreement or Guarantor Security Agreement cease to be a valid, binding and enforceable obligation; or

           (q)  any Change of Ownership.

           19. REMEDIES. (a) Upon the occurrence of an Event of Default pursuant to paragraph 18 (i) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; upon the occurrence and continuation of any other of the Events of Default, Lender shall have the right to demand repayment in full of all Obligations, whether or not otherwise due and/or to terminate this Agreement without advance notice. Until all Obligations have been fully satisfied, Lender shall retain its security interest in all Collateral. Lender shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the Uniform Commercial Code, and under other applicable law, all other legal and equitable rights to which Lender may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrowers to assemble the Collateral, at Borrowers' expense, and to make it available to Lender at a place designated by Lender which is reasonably convenient to both parties and to enter any of the premises of Borrowers or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Borrowers, Borrowers agrees not to charge Lender for storage thereof for a period up to at least sixty (60) days after sale or disposition of said Collateral). Further, Lender may, at any time or times after default by Borrowers, sell and deliver all Collateral held by or for Lender at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Lender, in Lender's sole discretion, deems advisable or Lender may otherwise recover upon the Collateral in any commercially reasonable manner as Lender, in its sole discretion, deems advisable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in nature or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to c/o Precision at Precision's address as shown in Lender's records, at least ten (10) days before the time of the event of which notice is being given. Lender may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of Borrower's trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and
(b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys' fees, and second to the payment (in whatever order Lender elects) of all Obligations. Lender will return any excess to Borrowers and Borrowers shall remain liable to Lender for any deficiency.

           20. WAIVER; CUMULATIVE REMEDIES. Failure by Lender to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrowers and Lender or delay by Lender in exercising the same, will not operate as a waiver; no waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have.

           21.  APPLICATION OF PAYMENTS.   Borrower irrevocably
waive the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on Borrowers' behalf and Borrowers hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrowers' Obligations hereunder in such manner as Lender may deem advisable notwithstanding any entry by Lender upon any of Lender's books and records.

           22. DEPOSITORY ACCOUNTS. Any payment received by Borrowers on account of any Collateral shall be held by Borrowers in trust for Lender and Borrowers shall promptly deliver same in kind to Lender or deposit all such payments into a cash collateral account at such bank as Lender may designate for application to payment of the Obligations. Borrowers shall also execute such further documents as Lender may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Lender's property.

           23.  LOCK BOX ACCOUNTS.  Borrowers shall, at
Lender's request, instruct all of its Customers to make such payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate. Borrowers shall also execute such further documents as Lender may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Lender's property.

           24. REVIVAL. Borrowers further agrees that to the extent Borrowers make a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

           25. NOTICES. Any notice or request hereunder may be given to Borrowers or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by personal delivery or messenger, registered or certified mail, return receipt requested, or by overnight mail delivery service or by telecopy (confirmed by mail). Notices and requests shall be, in the case of those by personal delivery or messenger be deemed given when delivered, in the case of mail, deemed to have been given 5 days after being deposited in the mail, in the case of overnight delivery the Business Day following deposit with the overnight delivery service, and, in the case of a telecopy, when confirmed.

           Notices shall be provided as follows:

If to the Lender:     BNY Financial Corporation
                    1290 Avenue of the Americas
                    New York, New York 10104
                    Attention:Frank Imperato, Vice President
                    Telephone: (212)
                    Telecopy:  (212)

If to the Borrowers:
                Precision Standard, Inc.
                      1225  17th Street, Suite 1800
                      Denver, CO  80202
                Attention: Matthew L. Gold
                Telephone: 303-292-6565
                Telecopy:


With a copy to:       Seyforth, Shaw, Fairweather & Geraldson
                      55 East Monroe, Suite 4200
                      Chicago, IL  60603
                      Attention:  Michael E. Blount, Esq.
                      Telephone:  312-346-8000
                      Telecopy: 312-269-8869

           26. GOVERNING LAW AND WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. LENDER SHALL HAVE E RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. BORROWERS AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE LITIGATED IN THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT LENDER'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS LENDER MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWERS SUBMIT TO THE PERSONAL JURISDICTION OF SUCH COURTS. BORROWERS WAIVE PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR OVERNIGHT DELIVERY SERVICE DIRECTED TO EACH BORROWER AT BORROWERS' ADDRESSES APPEARING ON LENDER'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED WHEN DELIVERED ALL PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWERS AND LENDER AND BORROWERS WAIVE THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH ANY BORROWERS MAY HAVE.

           27. LIMITATION OF LIABILITY. Borrowers acknowledge and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender's rights and remedies hereunder and agrees that neither Lender nor any of Lender's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

           28. ENTIRE UNDERSTANDING. This Agreement and the Ancillary Agreements contain the entire understanding between Borrowers and Lender and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by the Borrowers' and Lender's respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

           29.  MODIFICATION.  This Agreement and the Ancillary
Agreements constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing signed by the parties hereto and thereto.

           30. SEVERABILITY. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

           31. CAPTIONS. All captions are and shall be without substantive meaning or content of any kind whatsoever.

           32. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

           33. CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.


      IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                PRECISION STANDARD, INC.
ATTEST:


                                By:  /s/Matthew L. Gold
/s/Darryl Mazow                      Title:  President,
SECRETARY                            Chairman and Chief
                                     Executive Officer


                                PEMCO AEROPLEX, INC.
ATTEST:

                                By:  /s/Matthew L. Gold
/s/Darryl Mazow                      Title:  Chief Executive
SECRETARY                                    Officer


                                PEMCO WORLD AIR SERVICES,
                                INC.
ATTEST:
                                By:  /s/Matthew L. Gold
/s/Darryl Mazow                 Title:  President

SECRETARY


                                PEMCO CAPITAL CORPORATION
ATTEST:

                                By:  /s/Matthew L. Gold
                                Title:  President
/s/Darryl Mazow
SECRETARY:


                                HAYES HOLDINGS I INC.
ATTEST:

                                By:  /s/Matthew L. Gold
/s/Darryl Mazow                      Title:  President
SECRETARY



ATTEST:                         HAYES HOLDINGS II INC.


/s/Darryl Mazow                 By:  /s/Matthew L. Gold
SECRETARY                       Title:  President



ATTEST:                         SPACE VECTOR CORPORATION


/s/Darryl Mazow                 By:  /s/Matthew L. Gold
SECRETARY                       Title:  Chief Executive
                                        Officer



ATTEST:                         PEMCO NACELLE SERVICES, INC.


/s/Darryl Mazow                 By:  /s/Matthew L. Gold
SECRETARY                       Title:  President



ATTEST:                         PEMCO AIR SERVICES SYSTEM,INC.


/s/Darryl Mazow                 By:  /s/Matthew L. Gold
SECRETARY                       Title:  President



ATTEST:                         AIR INTERNATIONAL INCORPORATED


/s/Darryl Mazow                 By:  /s/Matthew L. Gold
SECRETARY                       Title:  President





                                BNY FINANCIAL CORPORATION


                                By:  /s/Joseph A. Grimaldi
                                Title: President



                            SCHEDULES


Schedule 1(A) - Permitted Liens


Schedule 12(a) - States of Incorporation


Schedule 12(d) - Offices of Borrowers


Schedule 12(j) - Licenses, Patents, Trademarks and Copyrights


Schedule 12(l) - Inventory Locations


Schedule 12(m) - Permitted Indebtedness